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Exhibit 23




                        Consent of Independent Auditors



   The Board of Directors
   Markel Corporation

   The Administrative Committee
   Markel Corporation Retirement Savings Plan:


   We consent to incorporation by reference in the registration statement No. 333-38062 on Form S-8 of Markel Corporation of our report dated June 9, 2000 relating to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 1999 and 1998, the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

                                                     /s/ KPMG LLP



   Richmond, Virginia
   June 27, 2000